Exhibit 1

Oi S.A.-In Judicial Reorganization

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

MATERIAL FACT

Shareholders’ Letter Regarding the Required Extraordinary General

Shareholders’ Meeting Call

Oi S.A. – In Judicial Reorganization (“Company”), pursuant to art. 157, § 4 of Law 6,404/76 (“Brazilian Corporations Law”), informs its shareholders and the market in general that, on July 14, 2016, the shareholder Société Mondiale Fundo de Investimento em Ações, that on July 7, 2016 required a call for an Extraordinary General Shareholders’ Meeting of the Company, based on art. 123, sole paragraph, subparagraph c of the Brazilian Corporations Law and, as disclosed in a Material Fact on that same date, sent to the Company’s Board of Directors correspondence with the following content:

“SOCIÉTÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES, registered under corporate taxpayers’ registry (CNPJ/MF) No. 20.588.268/0001-01, represented by its manager Bridge Administradora de Recursos Ltda., registered under corporate taxpayers’ registry No. 11.010.779/0001-42 (“Shareholder”), informs that it extends the deadline to July 22, 2016 call notice for the Extraordinary General Shareholders’ Meeting, as required on July 7, 2016. The Shareholder, however, reserves the right to convene said Meeting directly as allowed by law (Brazilian Corporations Law, art. 123, sole paragraph, subparagraph “c”).”

The Company will maintain its shareholders and the market informed of any development of the subject matters of this Material Fact.

Rio de Janeiro, July 15, 2016.

Oi S.A. – In Judicial Reorganization

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer